LOAN AGREEMENT

     This Loan Agreement (the "Agreement") entered into this 21st day of January, 2000, by and between WFD Partnership, a Florida general partnership, with its principal place of business at 10721 St. Andrews Road, Boynton Beach, Florida 33436 (the "Partnership") and Dennis Jacoby, with his principal place of business at 412 Capri I, Delray Beach, Florida 33484 ("Jacoby").

                              WITNESSETH:

     WHEREAS, By an agreement dated August 1, 1999, the
Partnership undertook and did purchase 1,000,000 shares of common stock, par value $.01, of Environmental Monitoring & Testing
Corporation from George J. Georges (the "Georges Shares");

     WHEREAS, The Partnership wished to borrow the sum of $100,000 (the "Jacoby Loan") to also be used to pay a portion of the purchase price of the Georges Shares;

     WHEREAS, Jacoby was willing to, and did, on October 31, 1999, lend to the Partnership the sum of $100,000 to be used to pay a portion of the purchase price of the Georges Shares; and

     WHEREAS, the Parties now wish to memorialize this transaction.

     NOW, THEREFORE, In consideration of the premises, the parties agree as follows:

     1.   Even though a promissory note was never
contemporaneously executed by the Partnership and delivered to Jacoby to evidence the Jacoby Loan, the Partnership hereby acknowledges that it is indebted to Jacoby in the principal sum of $100,000.

     2. The Partnership hereby agrees that it will pay to Jacoby the principal sum of $100,000, together with interest on the unpaid principal balance at the rate of 10% per annum, by no later than November 5, 2002. This principal sum, together with any accrued, and unpaid interest, may be prepaid at any time without penalty, and this debt shall be evidenced by an Unsecured Promissory Note in the form attached hereto as Exhibit A.

                                   WFD PARTNERSHIP

                                   By:    /s/ Vincent A. Ferri

                                        Vincent A. Ferri, General
                                        Partner, not individually

                                   By:    /s/ Martin Jacoby

                                        Martin Jacoby, General
                                        Partner, not individually

                                   By:    /s/ Dennis Jacoby

                                        Dennis Jacoby, General
                                        Partner, not individually

                                   By:
                                        _________________________
                                        Juleen Pump, General
                                        Partner, not individually


                                      /s/ Dennis Jacoby

                                   Dennis Jacoby, individually

                     EXHIBIT "A" TO LOAN AGREEMENT

                       UNSECURED PROMISSORY NOTE

Dated: January 21, 2000
$100,000.00

     For value received, the undersigned (hereinafter referred to as "Borrower") promises to pay to the order of Dennis Jacoby, 412 Capri I, Delray Beach, Florida 33484, or at such other place as it may designate from time to time, the principal sum of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000), with interest at a rate of ten percent (10%) per annum. Principal and any accrued interest shall be payable on or before November 5, 2002.

     (1) This Note shall be in default when any payment is not paid within ten (10) days of its due date. While in default, this Note shall bear interest at the rate of fifteen percent (15%) per annum. If this Note is in default, the aggregate unpaid indebtedness shall, at the option of the Note holder, become immediately due and payable.

     (2) The Borrower waives demand, notice and protest, and any defense by reason of extension of time for payment or other indulgence granted by the Note holder, and further agrees to pay all costs, charges and expenses of collection, including reasonable attorneys' fees, if this Note is in default and is placed in the hands of an attorney for collection or if it becomes necessary to protect the security hereof, whether or not a complaint is filed, including, but not limited to, such attorneys' fees incurred prior to the institution of litigation or in litigation, including trial and appellate review, and in arbitration, bankruptcy or other administrative or judicial proceedings.

     (3) If the effect of any part of the loan transaction evidenced by this Note results in interest (or charges deemed to be interest) paid or to be paid to the Note holder being in excess of the permissible civil usury limits as established by the laws of Florida, then such excess will be promptly refunded.

     (4) This Note may be prepaid in part or in full at any time without penalty.

     (5) Any notice to the Borrower provided for in this Note shall be given by mailing such notice by first class mail, addressed to the Borrower at the address stated below, or to such other address as Borrower may designate by notice in writing to the Note holder. Any notice to the Note holder shall be given by mailing such notice by certified mail, return-receipt-requested, to the Note holder at the address stated in the first paragraph of this Note, or at such address as may have been designated by notice to Borrower.

ADDRESS OF BORROWER:               WFD PARTNERSHIP, a Florida
10721 St. Andrews Road                  general partnership
Boynton Beach, FL 33436
                                   By:   /s/ Vincent A. Ferri

                                        Vincent A. Ferri, General
                                        Partner, not individually

                                   By:    /s/ Martin Jacoby

                                        Martin Jacoby, General
                                        Partner, not individually

                                   By:    /s/ Dennis Jacoby

                                        Dennis Jacoby, General
                                        Partner, not individually

                                   By:
                                        ________________________
                                        Juleen Pump, General
                                        Partner, not individually